File No. 333-178896

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mindray Medical International Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(state or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Mindray Building, Keji 12th Road South,

Hi-tech Industrial Park, Nanshan,

Shenzhen 518057

People’s Republic of China

(Address of principal executive office)

Mindray Medical International Limited Share Incentive Plan

(Full Title of the Plan)

CT Corporation System
111 Eighth Avenue
New York, New York 10011

(Name and address of agent for service)

1 (212) 894-8940

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Mindray Medical International Limited (“Mindray” or the “Registrant”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister all unsold securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 5, 2012, File No. 333-178896 (the “Registration Statement”), with respect to Class A ordinary shares of the Registrant, par value HK$0.001 per share (the “Class A ordinary shares”), thereby registered for offer or sale pursuant to Mindray Medical International Limited Share Incentive Plan (the “Plan”). A total of 6,000,000 Class A ordinary shares were initially registered for issuance under the Registration Statement.

On November 4, 2015, the Registrant entered into an Agreement and Plan of Merger with Excelsior Union Limited (“Parent”) and Solid Union Limited (“Merger Sub”), a wholly-owned subsidiary of Parent, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of December 20, 2015 (as amended, the “Merger Agreement”). On February 26, 2016, at an extraordinary general meeting, the shareholders of the Registrant approved the Merger Agreement and the transactions contemplated thereby. On March 3, 2016 (the “Effective Time”), Merger Sub was merged with and into the Registrant (the “Merger”) on the terms and conditions as set out in the Merger Agreement, with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Parent. Upon completion of the Merger, the Registrant became a privately-held company.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement that remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on March 3, 2016.

Mindray Medical International Limited

By:	/s/ Alex Lung
Name:	Alex Lung
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Date

/s/ Li Xiting	March 3, 2016
Name: Li Xiting Title: Executive Chairman, President, and Co-Chief Executive Officer

/s/Alex Lung	March 3, 2016
Name: Alex Lung Title: Chief Financial Officer

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Post-Effective Amendment to the this Registration Statement in Newark, Delaware on March 3, 2016.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director